UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2013

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard
Woodland Hills, California 91367
(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.           Results of Operations and Financial Condition.

On April 30, 2013, United Online, Inc. (“United Online” or the “Company”) issued a press release announcing its financial results for the quarter ended March 31, 2013 and other financial information.  A copy of the press release is furnished as Exhibit 99.1 to this report.  The information furnished under Item 2.02 of this Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2013, Mark R. Goldston, Chairman, President and Chief Executive Officer of United Online, announced that, subject to the completion of the planned spin off of the Company’s FTD segment as an independent, publicly-traded company (the “FTD Spin-Off Transaction”), he would resign as a director and officer of United Online immediately thereafter.  Under the terms of Mr. Goldston’s employment agreement, the FTD Spin-Off Transaction would constitute a change in control of United Online.  His resignation following the FTD Spin-Off Transaction would constitute an involuntary termination for purposes of his employment agreement due to there having been a material decrease in his authorities, duties and responsibilities following a change in control.  As a result, effective upon such resignation, and subject to the terms and conditions of his employment agreement, Mr. Goldston would be entitled to the severance and other benefits described in his employment agreement in connection with an involuntary termination.  Mr. Goldston’s employment agreement has previously been filed with the U.S. Securities and Exchange Commission.

Item 9.01.          Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description
	99.1	Press release dated April 30, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2013	UNITED ONLINE, INC.

	By:	/s/ Neil P. Edwards
Neil P. Edwards
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated April 30, 2013.